Exhibit 99

Contact:	Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

Nortech Systems Names Rich Wasielewski President
and Chief Operating Officer

MINNEAPOLIS — February 14, 2013 — Nortech Systems Incorporated (NASDAQ: NSYS) has named Richard G. Wasielewski to the new position of president and chief operating officer, effective immediately. Mike Degen will retain his role as chief executive officer.

Wasielewski joined Nortech Systems in 2004 as vice president and chief financial officer; he was named a senior vice president in 2008. While at Nortech, his responsibilities have broadened beyond traditional CFO roles to include spearheading acquisitions, leading long-range strategic planning and evaluating the operations of Nortech’s manufacturing and service locations in Minnesota, Wisconsin and Mexico. He’s also provided executive oversight while serving as general manager of the company’s Aerospace Systems division during 2010 and 2011.

“We’re pleased to recognize Rich’s invaluable contributions to Nortech,” said Mike Degen, chief executive officer of Nortech Systems. “His transition into this new role will contribute significantly to our future growth and the achievement of our long-term objectives.” Degen reiterated the company’s commitment to both organic and acquisition-led growth.

Degen continued, “Rich has demonstrated superior leadership and team-building skills throughout his time with Nortech, including managing acquisitions, consolidating operations and developing personnel.” Degen noted that Wasielewski fully embraces Nortech Systems’ core beliefs, values and culture, and has earned respect throughout the company.

Before joining Nortech Systems, Wasielewski held a number of management positions in finance, operations, information systems, administration, sourcing, mergers and acquisitions and strategic planning at several leading manufacturing companies including Select Comfort Corporation and The Toro Company, both headquartered in Minneapolis.

Wasielewski earned a bachelor of science degree in accounting and a master of science degree in business administration from Indiana University.

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About Nortech Systems, Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, aerospace/defense and medical. The company has manufacturing capabilities and operating partners in the U.S., Asia and Latin America. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.